Exhibit 99.1

iBio Enters Into $10 Million Common Stock

Purchase Agreement with Aspire Capital

NEWARK, DE August 26, 2014 – iBio, Inc. (NYSE MKT: IBIO), a leading provider of plant-based biotechnology for developing and manufacturing biological products, today announced it has entered into a common stock purchase agreement with Aspire Capital Fund, LLC. Within two business days of approval of the transaction by the NYSE MKT, Aspire Capital will complete an initial purchase of 1,136,354 shares of common stock at $0.44 per share, the closing sale price of iBio’s common stock on the NYSE MKT on the business day prior to entry into the purchase agreement with Aspire Capital, for proceeds of $500,000. After the SEC declares a registration statement effective relating to the transaction, Aspire Capital has committed to purchase up to $9.5 million in additional shares of common stock over a 24 month period. No warrants are associated with this agreement.

“This agreement will enable iBio to sell shares to Aspire Capital from time to time at prices approximating the market price of our shares at the time of each sale,” said Robert B. Kay, iBio's CEO. “We believe this agreement is particularly appropriate for iBio at this time," It helps to assure adequate funding for our fibrosis drug development to a point at which efficacy may be demonstrated and will help to enable expansion of our Brazil product partnerships. At the same time, as we work to achieve our various milestones and increase our stock price, this agreement will allow iBio to sell shares at higher prices over time thereby reducing our cost of capital and minimizing dilution.”

With a clinical advisory board comprised of leading experts in both idiopathic pulmonary fibrosis (IPF) and systemic sclerosis, iBio is planning to initiate human clinical trials for its proprietary biotherapeutic product for the treatment of fibrosis in early 2015 based on peer-reviewed evidence that specific peptides are useful for both inhibition and reversal of fibrosis in preclinical mouse models of fibrosis and human skin. Additionally, iBio remains focused on advancing its collaboration with Fiocruz and establishing commercial relationships with private sector Brazilian companies in an effort to accelerate the development and commercialization of vaccines and biosimilar therapeutic products in Brazil.

Under the terms of the purchase agreement, iBio will control the timing and amount of any sale of shares of common stock to Aspire Capital. Aspire Capital has no right to require any sales by iBio but is obligated to make purchases as iBio directs, in accordance with the purchase agreement. However, iBio and Aspire Capital may not effect any sales under the purchase agreement on any date where the closing sale price of iBio’s common stock is less than $0.44 per share, unless iBio’s stockholders approve the transaction contemplated by the purchase agreement. There are no limitations on the use of proceeds, financial covenants or restrictions on future financings and there are no rights of first refusal, participation rights, penalties or liquidated damages in the purchase agreement. iBio may terminate the purchase agreement at any time, at its discretion, without any additional cost or penalty.

iBio also entered into a registration rights agreement with Aspire Capital in connection with its entry into the purchase agreement that requires iBio to register the shares sold to Aspire for resale on a new registration statement on Form S-1. A complete and detailed description of the purchase agreement and related registration rights agreement is set forth in the Company's Current Report on Form 8-K, filed today with the SEC.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About iBio, Inc.

iBio is developing a proprietary product for the treatment of idiopathic pulmonary fibrosis, systemic sclerosis, and other fibrotic diseases using its iBioLaunch™ platform. The company also offers proprietary products and product licenses to others, based on its proprietary iBioLaunch and iBioModulator™ platforms, providing collaborators full support for turn-key implementation of its technology for protein therapeutics and vaccines. In Brazil, iBio has been collaborating with Oswaldo Cruz Foundation (Fiocruz) since 2011 to develop a recombinant yellow fever vaccine based upon iBio technology.

The iBioLaunch platform is a proprietary, transformative technology for development and production of biologics using transient gene expression in unmodified green plants. The iBioModulator platform is complementary to the iBioLaunch platform and designed to significantly improve vaccine products with both higher potency and greater duration of effect. Further information is available at: www.ibioinc.com.

FORWARD-LOOKING STATEMENTS

STATEMENTS INCLUDED IN THIS NEWS RELEASE RELATED TO IBIO, INC. MAY CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES SUCH AS COMPETITIVE FACTORS, TECHNOLOGICAL DEVELOPMENT, MARKET DEMAND, AND THE COMPANY’S ABILITY TO OBTAIN NEW CONTRACTS AND ACCURATELY ESTIMATE NET REVENUES DUE TO VARIABILITY IN SIZE, SCOPE AND DURATION OF PROJECTS. FURTHER INFORMATION ON POTENTIAL RISK FACTORS THAT COULD AFFECT THE COMPANY’S FINANCIAL RESULTS CAN BE FOUND IN THE COMPANY’S REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

Investor Relations Contact

Ron Both

Liolios Group, Inc.

Tel 949-574-3860

ibio@liolios.com